Exhibit 99.1
Post Holdings Completes Acquisition of Michael Foods
St. Louis, Missouri - June 2, 2014 - Post Holdings, Inc. (NYSE:POST) today announced it has completed the previously announced acquisition of MFI Holding Corporation (“Michael Foods”), a leading producer of value-added food products and service solutions to customers across the foodservice, retail and food ingredient channels, effective June 2, 2014.
Post also announced it closed its previously announced senior notes offering and senior secured term loan facility simultaneously with the closing of the Michael Foods acquisition. The Company’s previously announced common stock and tangible equity units offerings closed on May 28, 2014.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, active nutrition and private label food categories. Post’s center-of-the-store portfolio includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post® Shredded Wheat, Post® Raisin Bran, Grape-Nuts® and Honeycomb®. Post also offers premium natural and organic cereal, granola and snacks through the Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm® and Willamette Valley Granola Company™ brands. Post’s refrigerated portfolio, through Michael Foods, includes value-added egg products, refrigerated potato products and cheese and other dairy case products and the Papetti’s®, AllWhites®, Better‘n Eggs®, Easy Eggs®, Simply Potatoes® and Crystal Farms® brands. Post’s active nutrition platform aids consumers in adopting healthier lifestyles and includes the Dymatize®, Premier Protein®, Supreme Protein® and Joint Juice® brands. Post also manufactures private label cereal, granola, egg substitutes, dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts servicing the private label retail, foodservice and ingredient channels. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626